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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SFX ENTERTAINMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Stockholder:	December 11, 2015

        You are invited to attend SFX Entertainment, Inc.'s Annual Meeting of Stockholders on Monday, December 28, 2015, at 3:00 p.m. Eastern Time, at Greenberg Traurig, LLP, located in the MetLife Building, 200 Park Avenue, New York, NY 10166. The meeting will start promptly at 3:00 p.m.

        We hope that you are able to join us at the meeting, but whether or not you plan to attend in person, your vote is important and you are encouraged to vote promptly. If you are a record holder and received a paper copy of the proxy card by mail, you may sign, date and return the proxy card in the enclosed envelope. If you hold your shares through a bank or broker, you should follow the voting procedures described in the voting instruction card that has been provided by your bank or broker. If you later decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously voted.

        Details of the business to be conducted at the Annual Meeting are included in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Very truly yours,

Robert F.X. Sillerman Chief Executive Officer and Chairman of the Board of Directors

SFX Entertainment, Inc.
902 Broadway
New York, NY 10010

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
to be held December 28, 2015

TO THE STOCKHOLDERS OF SFX ENTERTAINMENT, INC.:

        NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders (the "Annual Meeting") of SFX Entertainment, Inc. (the "Company"), a Delaware corporation, will be held at Greenberg Traurig, LLP located in the MetLife Building, 200 Park Avenue, New York, NY 10166, on Monday, December 28, 2015, at 3:00 p.m., Eastern Time, for the following purposes:

  (1)
  To elect as directors the nominees named in the proxy statement to serve as our Board of Directors for the ensuing year until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

  (2)
  To ratify the appointment of BDO USA LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

  (3)
  To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

        Only stockholders of record at the close of business on October 30, 2015, will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. Any stockholder may revoke a proxy at any time prior to its exercise by filing a later-dated proxy or a written notice of revocation with the Secretary of the Company, or by voting in person at the Annual Meeting.

IF YOUR SHARES ARE HELD BY A BANK OR BROKER, YOU MUST BRING A COPY OF A BROKERAGE STATEMENT REFLECTING YOUR STOCK OWNERSHIP AS OF THE RECORD DATE TO BE ADMITTED TO THE ANNUAL MEETING. IN ORDER TO VOTE THESE SHARES IN PERSON AT THE ANNUAL MEETING, YOU MUST ALSO PROVIDE A SIGNED PROXY FROM YOUR BANK OR BROKER GIVING YOU THE RIGHT TO VOTE THESE SHARES.

By Order of the Board of Directors

Robert F.X. Sillerman Chief Executive Officer and Chairman of the Board of Directors

New York, NY
December 11, 2015

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD IN THE ENVELOPE PROVIDED.

SFX Entertainment, Inc.
902 Broadway
New York, NY 10010

ANNUAL MEETING OF STOCKHOLDERS
to be held December 28, 2015

SFX Entertainment, Inc.
902 Broadway
New York, NY 10010

PROXY STATEMENT

December 11, 2015

 GENERAL INFORMATION

        This proxy statement (this "Proxy Statement") is being furnished in connection with the solicitation of proxies by the Board of Directors (sometimes referred to as the "Board") of SFX Entertainment, Inc. (the "Company") for use at the 2015 Annual Meeting of Stockholders of the Company to be held at Greenberg Traurig, LLP, located in the MetLife Building, 200 Park Avenue, New York, NY 10166, on Monday, December 28, 2015, at 3:00 p.m., Eastern Time, and any adjournments or postponements thereof (the "Annual Meeting").

        The principal executive offices of the Company are located at 902 Broadway, New York, NY 10010. The approximate date on which this Proxy Statement and the accompanying proxy card or voting instruction card will first be sent or given to stockholders is December 11, 2015.

        At the Annual Meeting, the following proposals will be presented to the stockholders for approval:

  (1)
  To elect as directors the nominees named in this Proxy Statement to serve as our Board of Directors for the ensuing year until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

  (2)
  To ratify the appointment of BDO USA LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

  (3)
  To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

IF YOUR SHARES ARE HELD BY A BANK OR BROKER, YOU MUST BRING A COPY OF A BROKERAGE STATEMENT REFLECTING YOUR STOCK OWNERSHIP AS OF THE RECORD DATE TO BE ADMITTED TO THE ANNUAL MEETING. IN ORDER TO VOTE THESE SHARES IN PERSON AT THE ANNUAL MEETING, YOU MUST ALSO PROVIDE A SIGNED PROXY FROM YOUR BANK OR BROKER GIVING YOU THE RIGHT TO VOTE THESE SHARES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR
THE ANNUAL MEETING TO BE HELD ON DECEMBER 28, 2015

The Notice of Annual Meeting, Proxy Statement, Proxy Card and 2014 Annual Report are available on the internet at: http://www.cstproxy.com/sfxii/2015

        Only stockholders of record at the close of business on October 30, 2015 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 98,892,359 shares of common stock, par value $0.001 per share (the "Common Stock"), outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for a quorum.

        If you hold shares of our Common Stock registered in your name at our transfer agent, Continental Stock Transfer & Trust ("Continental"), you are a stockholder of record. If you hold shares of Common Stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold shares in "street name." If you are a stockholder of record, Continental is sending these proxy materials to you directly. If you hold shares in "street name," these materials are being sent to you by the broker, bank or similar institution through which you hold your shares.

        Attendance at the Annual Meeting is generally limited to our stockholders and their authorized representatives. All stockholders must bring an acceptable form of identification, such as a driver's license, in order to attend the Annual Meeting in person. In addition, if you hold shares of Common Stock in "street name" and would like to attend the Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of shares as of the close of business on October 30, 2015, the Record Date for the Annual Meeting. If your shares are held in "street name" in a brokerage account by a bank, broker or by another nominee, you are considered the "beneficial owner" of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or nominee how to vote your shares. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a legal proxy from the bank, broker, or nominee that holds your shares, giving you the right to vote the shares at the meeting.

        Our Board of Directors has selected the persons named on the enclosed proxy card (the "Named Proxies") to vote all shares represented by proxy at the Annual Meeting. Shares of Common Stock represented by proxies that are properly executed, duly returned and not revoked will be voted in accordance with the instructions contained therein. If you give your proxy but do not include specific instructions on how to vote your shares, the Named Proxies will vote your shares as follows:

  •
  FOR the election of the Board of Directors' nominees for director; and

  •
  FOR the ratification of the appointment of BDO USA LLP as our independent registered public accounting firm for the year ending December 31, 2015.

        If any other matter is properly presented at the Annual Meeting, the Named Proxies will have discretion to vote your shares on those matters in accordance with their best judgment. However, our Secretary has not received timely and proper notice from any stockholder of any other matter to be presented at the Annual Meeting.

        Your execution of a proxy will in no way affect your right to attend the Annual Meeting and to vote in person. Any proxy executed and returned by a stockholder may be revoked at any time prior to the Annual Meeting by written notice of revocation given to the Secretary of the Company prior to the vote to be taken at the Annual Meeting or by execution and delivery of a subsequent proxy or by voting in person at the Annual Meeting.

Broker Non-Votes and Abstentions

        Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners in advance of the Annual Meeting and such bank or broker does not have discretionary authority to vote the shares in the absence of instructions. Banks and brokers have discretionary authority to vote shares without instruction only on matters deemed "routine," such as the ratification of the appointment of BDO USA LLP as our independent registered public accounting firm for the year ending December 31, 2015 (Proposal 2). Banks and brokers do not have discretionary authority to vote shares without instructions on matters that are deemed "non-routine," such as the election of directors (Proposal 1). Therefore, if you do not provide voting instructions to the broker, bank or other nominee that holds your shares, your shares will not be voted in the election of directors (Proposal 1) (resulting in a broker non-vote on such proposal), but may be voted by your bank or broker, in its sole discretion, for or against the ratification of the appointment of BDO USA LLP as our independent registered public accounting firm for the year ending December 31, 2015 (Proposal 2). Broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting, but will not be counted as votes cast for or against a proposal and therefore will have no effect on the outcome of Proposal 1, which will be determined by a plurality of the votes cast.

        If you return an executed proxy card, but abstain from voting on one or more of the Company's proposals, the shares represented by your proxy will be considered present and entitled to vote for purposes of determining a quorum. However, abstentions will not be counted as votes cast and therefore will have no effect on the outcome of any proposal.

        Copies of the Company's Annual Report containing audited financial statements of the Company for the year ended December 31, 2014, are being mailed together with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting.

PROPOSAL 1—ELECTION OF BOARD OF DIRECTORS

        The directors of the Company are elected annually and hold office for the ensuing year until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified. The directors are elected by a plurality of the votes cast by our stockholders. The Company's Amended and Restated Bylaws (the "Bylaws") provide that the number of directors constituting the entire Board shall be fixed from time to time exclusively by the Board of Directors. The number of directors currently fixed by the Board is nine, but the number will be reduced to eight in connection with the Annual Meeting.

        Messrs. D. Geoff Armstrong, Joseph F. Rascoff, and Edward Simon, who are currently members of the Board, have not been nominated for re-election to the Board of Directors and will thus no longer serve as directors after the Annual Meeting. The Board thanks them for their years of valuable service.

        The Named Proxies have advised the Board that, unless authority is withheld, they will vote any shares represented by proxy for the election of the director nominees named below. Each of the nominees has indicated his or her willingness to serve as a director. If, at the time of the Annual Meeting, any of the nominees is not available to serve as a director (a situation we do not anticipate), the Board may nominate another person in the nominee's stead. In that unlikely event, the Named Proxies intend to vote the shares represented by them for such other person or persons as may be nominated by the Board. Alternatively, the Board may reduce the number of directors to eliminate the vacancy.

        The following table and the paragraphs following the table set forth information regarding the current ages, positions, and business experience of the eight nominees for election to the board of directors of the Company:

Name	Position	Age	Initial Year in Office
Robert F.X. Sillerman	Chairman and Chief Executive Officer	67	2012
Dr. Andrew N. Bazos	Director	53	2012
Pasquale Manocchia	Director	54	2013
Michael Meyer	Director	50	2013
John Miller	Director	70	2012
Mitchell Slater	Director and Vice Chairman of the Board	54	2012
Frank E. Barnes III	Nominee for Director	66	n/a
Timothy H. Bishop	Nominee for Director	65	n/a

        ROBERT F.X. SILLERMAN has been the Chairman of our Board of Directors and Chief Executive Officer since our inception. He has served as Executive Chairman of the board of directors of Viggle Inc. ("Viggle") (formerly, Function(x) Inc.), a media company, since February 2012 and as its

Chief Executive Officer since June 2012. From January 2008 to January 2013, he served as Chairman and Chief Executive Officer of Circle Entertainment, Inc. ("Circle"), a company developing location-based entertainment venues. Mr. Sillerman also served as the Chief Executive Officer and Chairman of CKX, Inc., a company that owns, develops, manages and commercially uses entertainment content, from February 2005 until May 2010. From August 2000 to February 2005, Mr. Sillerman was Chairman of FXM, Inc., a private investment firm. Mr. Sillerman is the founder of FXM Asset Management, LLC, the managing member of MJX Asset Management, a company principally engaged in the management of collateralized loan obligation funds, and served as its managing member from November 2003 through April 2010. Prior to that, Mr. Sillerman served as the Executive Chairman, a member of the Office of the Chairman and a director of SFX Entertainment Inc., a company that owned and operated live entertainment venues, from its formation in December 1997 through its sale to Clear Channel Communications Inc. in August 2000. We believe that Mr. Sillerman is qualified to serve as a member of our Board of Directors because of his extensive background as an executive of companies in the entertainment and music industries.

        ANDREW N. BAZOS, M.D. has served on our Board of Directors since November 2012. Dr. Bazos is an orthopedic surgeon specializing in sports medicine, arthroscopy, and knee and shoulder surgery. Dr. Bazos earned a degree with honors in biochemistry from Harvard University and graduated from Yale University School of Medicine. Following a general surgery internship at Columbia-Presbyterian Medical Center in New York City, Dr. Bazos completed his residency training at Columbia-Presbyterian's New York Orthopedic Hospital. Since that time, he has co-authored numerous clinical research projects and international presentations. Dr. Bazos completed a fellowship in Sports Medicine and Arthroscopy at NYU-Hospital for Joint Diseases in New York City in 1993. After being awarded the position of medical director and house physician for Yankee Stadium in 1989, Dr. Bazos founded Sports & Entertainment Physicians, PC, which focuses on comprehensive medical coverage for large-capacity venues in the greater New York City area. In addition to his ongoing role at Yankee Stadium providing venue coverage, Dr. Bazos and his company have served in a similar capacity at Madison Square Garden since 1990 and the U.S. Open Tennis Championships since 2011. Dr. Bazos has also served as Tournament Physician at the Big East Basketball Championships since 2006. Dr. Bazos is a partner at Western Connecticut Orthopedic Specialists, PC and since 1993 has served as an Associate Clinical Professor of Orthopedic Surgery in the Sports Medicine Department at NYU-Hospital for Joint Diseases in New York City, where he maintains operating privileges. In late 2014, Dr. Bazos founded CrowdRx, Inc., an organization focused exclusively on medical coverage for large-scale live entertainment events. In January 2015, Dr. Bazos joined the board of directors of DiFUSION Technologies, Inc., a company that designs and manufactures advanced biomaterials in connection with surgical and other medical procedures. We believe that Dr. Bazos is qualified to serve as a member of our Board of Directors because of his expertise in medicine and event safety.

        PASQUALE MANOCCHIA has served on our Board of Directors since November 2013. Since 1994, Mr. Manocchia has been the chief executive officer of LAPALESTRA Center for Preventative Medicine, a private health center, and L.P.M.G. LLC, a design and management company. Mr. Manocchia has over twenty years of experience in the health and fitness industry. He is a director of La Palestra Kids Foundation, a non-profit foundation designed to address early intervention into childhood health, and of Wildlife Conservation Global, a non-profit organization dedicated to the conservation of endangered species. He also sits on the advisory board of the Association to Benefit Children, a children's advocacy group, and is a trustee of the Swedish Institute. Mr. Manocchia served as an adjunct professor at Long Island University in 2005 and 2006 and authored two books: Anatomy of Exercise, an anatomical training guide published in 2008, and Anatomy of Strength Training—The Five Essential Exercises in 2010. We believe that Mr. Manocchia is qualified to serve as a member of our Board of Directors because of his executive and business experience and leadership in the health and wellness industry.

        MICHAEL MEYER has served on our Board of Directors since May 2013. He is a Partner and Head of Sales and Trading at The Seaport Group, a position he has held since 2009. The Seaport Group provides investment banking, research and analysis, and institutional sales and trading services. From 2008 to 2009, Mr. Meyer was employed as Director at UBS O'Conner, a hedge fund located in New York City. Prior to that, he served as Head of Investment Grade Trading and Sales for Bank of America from 2002 to 2007. From 1998 through 2002, Mr. Meyer was the Head of Investment Grade Bond Trading at Union Bank of Switzerland. He was also Managing Director of Credit Trading at Merrill Lynch from 1992 through 1998 and Vice-President of Credit Trading at Credit Suisse from 1988 through 1992. Mr. Meyer has served as a director for Circle, a company developing location-based entertainment venues, which is controlled by Mr. Sillerman, since 2008. We believe that Mr. Meyer is qualified to serve as a member of our Board of Directors because of his expertise in capital markets.

        JOHN MILLER has served on our Board of Directors since October 2012. Since June 2004, Mr. Miller has been the Chief Investment Officer of W.P. Carey & Co. LLC, a net lease real estate company. Mr. Miller is also a founder and Non-Managing Member of StarVest Partners, L.P., a $150 million venture capital investment fund formed in 1998. Since February 2011, he has been a director of Viggle. Mr. Miller was also a director of Circle from January 2009 to August 2012. From February 2005 through January 2009, when he resigned, Mr. Miller served as a director of CKX, Inc., a company that owns, develops, manages and commercially uses entertainment content. From 1995 to 1998, Mr. Miller was President of Rothschild Ventures Inc., the private investment unit of Rothschild North America, a subsidiary of the worldwide Rothschild Group. He was also President and CEO of Equitable Capital Management Corporation, an investment advisory subsidiary of The Equitable, where he worked for 24 years beginning in 1969. We believe that Mr. Miller is qualified to serve as a member of our Board of Directors because of his expertise in finance.

        MITCHELL SLATER has been the Vice Chairman of our Board of Directors since October 2012. Mr. Slater served as Chief Operating Officer of CKX, Inc. from 2005 to 2010; as Executive Vice President of FXM Investment Corporation from 2000 to 2005; and as Executive Vice President of SFX Entertainment Inc. from 1998 to 2000. Mr. Slater is the founder of De Novo Legal, a legal solutions company that focuses on document review, temporary legal staffing and electronic discovery, and from 2002 until 2011 served as a principal of that company. Mr. Slater is a former board member and current Observer to the Board of Trustees of Muhlenberg College, a member of the Board of Trustees of The Garden School, a private college preparatory school in Jackson Heights, New York, and former President and current member of the board of directors of Lifebeat, a non-profit music organization that fosters HIV/AIDS education and prevention. We believe that Mr. Slater is qualified to serve as a member of our Board of Directors because of his experience as an executive at several entertainment companies.

        FRANK E. BARNES III is a new nominee for election to the Board. As the executive director of Carolina Barnes Corporation, and president of its former NASD/FINRA-registered broker-dealer, Mr. Barnes has over 30 years of extensive experience and financial expertise in the media, entertainment and information; real estate; and transportation industries; and in making principal investments in and serving as financial and strategic senior advisor to growth companies with responsibilities for recapitalizations, private placements, mergers and acquisitions, and going public transactions. Prior to founding Carolina Barnes in 1989, Mr. Barnes was employed with Mabon Nugent & Co., a privately held investment banking firm, as the executive vice president responsible for its investment and merchant banking groups. In addition to his responsibilities within Carolina Barnes, Mr. Barnes has served as chief revenue officer and director of StorageBlue Equities LLC, a self-storage warehouse business, from March 2014 to June 2015, and as president and director of Ocean State Windpower Inc., a manufacturer of wind turbine generators, from August 2009 to December 2012. Throughout the course of his career, Mr. Barnes has served both as a senior executive and on the board of directors of over a dozen companies. Mr. Barnes brings to our Board knowledge and expertise within corporate finance and investment banking, principal ownership, corporate governance, and mergers and acquisitions. This financial background, business and executive experience, and independence led the Board to conclude that he should be nominated to serve as a director.

        TIMOTHY H. BISHOP is a new nominee for election to the Board. Mr. Bishop joined St. Joseph's College as a Distinguished Professor of Civic Engagement and Public Service in March 2015. From January 2003 through January 2015, Mr. Bishop was a member of the U.S. House of Representatives, serving for various periods of time on the Transportation and Infrastructure Committee, Education and Workforce Committee, the Budget Committee and acting as a Senior Democratic Whip. Prior to his political career, Mr. Bishop spent 16 years of his 29-year career at Southampton College of Long Island University ("LIU") as campus Provost. Mr. Bishop brings to our Board knowledge and expertise with building coalitions around initiatives for millennials, public administration and executive management. His background, experience, and independence led the Board to conclude that he should be nominated to serve as a director.

Required Vote

        Directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT. SHARES REPRESENTED BY PROXIES WILL BE VOTED "FOR" EACH NOMINEE UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Board Structure

        Our governance structure combines the roles of Chairman and Chief Executive Officer. Mr. Sillerman has served as both our Chairman and Chief Executive Officer since our formation. The Board of Directors continues to believe there are important advantages to Mr. Sillerman serving in both roles at this time. Mr. Sillerman is the director most familiar with our business and is best situated to propose the Board of Directors' agendas and lead board discussions on important matters. Mr. Sillerman provides a strong link between management and the Board of Directors, which promotes clear communication and enhances strategic planning and implementation of corporate strategies. Another advantage to combining the roles of Chairman and Chief Executive Officer is the clarity of leadership provided by one person representing the Company to employees, stockholders and other stakeholders. The Board of Directors has named Mr. Miller as its lead independent director.

The Role of the Board in Corporate Governance and Risk Oversight

        Pursuant to the Company's Bylaws, as amended, and the General Corporation Law of the State of Delaware, the Company's business and affairs are managed under the direction of the Board of Directors. The Board plays an important role in the governance of the Company and in directing management's overriding objective, the pursuit of long-term growth and increasing stockholder value. The responsibilities of the Board include:

  •
  Establishing the Company's strategic plan;

  •
  Establishing broad corporate policies and reviewing overall performance;

  •
  Overseeing Company management;

  •
  Management succession;

  •
  Considering topics relevant to the Company's ability to carry out its strategic plan; and

  •
  Reviewing and approving proposed major commitments of corporate resources.

        Our Board of Directors monitors our exposure to a variety of risks through our Audit Committee and Compensation Committee. Our Audit Committee charter gives the Audit Committee responsibilities and duties that include discussing with management, the internal audit department and the independent auditors our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Compensation Committee reviews compensation structures and programs to assure that they do not encourage excessive risk taking for compensation purposes, which could result in material adverse effects on the Company. At meetings of the full Board of Directors, major risks are identified to Board members, and the Chairs of the Audit and Compensation Committees report on the activities of those committees.

Director Independence

        NASDAQ listing rules provide that a majority of the Company's Board of Directors must be comprised of independent directors (as defined therein). After consulting with the Nominating Committee and legal counsel, our Board determined that Messrs. Armstrong, Manocchia, Meyer, Miller and Simon each qualify as an "independent" director under the applicable NASDAQ listing rules and that each such director is free of any relationship that would interfere with his individual exercise of independent judgment. Prior to 2014, Dr. Bazos was an independent director. However, in 2014 the Board determined that Dr. Bazos would no longer qualify as an "independent" director under the applicable NASDAQ listing rules due to his affiliation at the time with Sports & Entertainment

Physicians, PC, with whom we provided advice and consultation regarding various medical issues and services at live events (as described in the section of this Proxy Statement entitled "Certain Relationships and Related Party Transactions"). The two new nominees to the Board of Directors, Messrs. Bishop and Barnes, have been determined by the Board of Directors to qualify as independent directors should they be elected at the Annual Meeting.

Committees of the Board of Directors

        Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of these committees reports to the Board of Directors as it deems appropriate, and as the Board of Directors may request. The composition, duties and responsibilities of these committees are described below. In addition to the committees described below, we have a medical procedure and safety committee and a digital committee. In the future, our Board of Directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

        The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee operates under a written charter adopted by the Board, which is available on our website at www.sfxii.com/audit-committee-charter.

        The members of the Audit Committee are D. Geoffrey Armstrong, Michael Meyer, and John Miller. Mr. Armstrong serves as Chairman of the Audit Committee. The Board has determined that each member of the Audit Committee qualifies as independent within the meaning of the applicable NASDAQ listing rules for audit committee members as well as Rule 10A-3(b)(1) of the Exchange Act. The Board has also determined that Messrs. Armstrong, Meyer, and Miller each qualify as an "audit committee financial expert" as such term is defined by the applicable rules of the Securities and Exchange Commission (the "SEC").

        The Audit Committee is responsible for, among other matters, assisting the Board of Directors in fulfilling the Board's oversight responsibility relating to: the quality and integrity of our financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of our internal audit function; the independent auditors' qualifications, independence, performance and compensation; and our compliance with ethics policies and legal and regulatory requirements.

        The Audit Committee has the authority, in its sole discretion, to select, retain and obtain the advice and assistance of independent outside counsel and such other advisors and consultants as it deems necessary to fulfill its duties and responsibilities under its charter. The Audit Committee is authorized to set the compensation, and oversee the work, of any such outside counsel or other advisors retained by the committee.

        The Audit Committee met five times during 2014.

Compensation Committee

        The Compensation Committee operates under a written charter adopted by the Board, which is available on our website at www.sfxii.com/compensation-committee-charter.

        The members of the Compensation Committee are Edward Simon, Michael Meyer, and John Miller. Mr. Miller serves as Chairman of the Compensation Committee. The Board has determined that each member of the Compensation Committee qualifies as independent within the meaning of the applicable NASDAQ listing rules for compensation committee members.

        The Compensation Committee is responsible for, among other matters, reviewing key employee compensation goals, policies, plans and programs; reviewing and approving the compensation of our chief executive officer and other executive officers; reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and administering our stock plans and other incentive compensation plans.

        The Compensation Committee has the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant as necessary to assist it with the execution of its duties and responsibilities under its charter; provided, however, that before engaging any consultant, the committee must first consider certain independence factors outlined in the NASDAQ listing rules. The Compensation Committee engaged Pearl Meyer & Partners, LLC in 2014 to provide various potential compensation-related services including but not limited to assisting with the executive compensation-related portions of any public filings, peer group development, long-term incentive plan design and compensation benchmarking. The Compensation Committee is authorized to set the compensation, and oversee the work, of any compensation consultant retained by the committee.

        The Compensation Committee met four times during 2014.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board, which is available on our website at www.sfxii.com/nom-and-corporate-governance-charter.

        The members of the Nominating and Corporate Governance Committee are Edward Simon, Pasquale Manocchia, and John Miller. Mr. Simon serves as Chairman of the Nominating and Corporate Governance Committee. The Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as independent within the meaning of the applicable NASDAQ listing rules.

        Our Nominating and Corporate Governance Committee is responsible for, among other matters, identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board; overseeing the organization of our Board of Directors to discharge the Board's duties and responsibilities properly and efficiently; identifying best practices and recommending corporate governance principles; reviewing and approving any transaction between us and any related person (as defined in Item 404 of Regulation S-K); and reviewing and approving the compensation of our non-employee directors.

        The Nominating and Corporate Governance Committee has the authority, in its sole discretion, to select, retain and obtain the advice and assistance of outside counsel and such other advisors (including director search firms) as it deems necessary to fulfill its duties and responsibilities under its charter. The Nominating and Corporate Governance Committee is authorized to set the compensation, and oversee the work, of any such outside counsel or other advisors retained by the committee.

        The Nominating and Corporate Governance Committee met five times during 2014.

Director Nomination Process

        In addition to considering a director candidate's background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our business. Directors should have varied educational and professional experiences and backgrounds that, collectively, provide meaningful guidance and counsel to management. Diversity of background, including gender, race, ethnic or national origin, age, and experience in business, government, education, international matters and other areas relevant to the Company's business are factors in the selection process. As a company, we are committed to creating and sustaining a culture of inclusion and fairness. In addition, the Nominating and Corporate Governance Committee reviews the qualifications of the directors to be appointed to serve as members of the Audit Committee to ensure that they meet the financial literacy and sophistication requirements under NASDAQ listing rules and that at least one of them qualifies as an "audit committee financial expert" under the rules of the SEC.

        The Nominating and Corporate Governance Committee will consider written proposals from stockholders for director nominees. Any such nominations must be made in accordance with Sections 1.12 and 1.13 of the Company's Bylaws. For a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must provide timely notice and certain information about the stockholder and the nominee to the Secretary at the Company's principal executive office. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting, or, if such meeting is announced later than the ninetieth (90th) day prior to the date of such meeting, the tenth (10th) day following the day on which public disclosure (as defined in Section 1.13 of the Bylaws) of the date of such annual meeting was first made.

        Information must be provided for (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, (iii) any affiliate or associate of such stockholder or beneficial owner, and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective affiliates or associates) is acting in concert. Each such person must provide (A) the name and address of such person (including, if applicable, the name and address that appear on the Company's books and records); and (B) the class or series and number of shares of the Company that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act), by such person, except that such person shall in all events be deemed to beneficially own any shares of any class or series of the Company as to which such person has a right to acquire beneficial ownership at any time in the future. In addition, each person must provide information relating to his or her derivative and short positions in the Company's securities, as set out in the Company's Bylaws.

        In addition, each director nominee must provide (i) the same information that the nominating stockholder is required to provide (as described above), (ii) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any nominating stockholder, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is acting in concert, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such nominating stockholder were the "registrant" for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (iv) a completed and signed questionnaire, provided by the Company's Secretary relating to any voting commitments. The Company may require any proposed nominee to furnish such other information (A) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or (B) that could be material to a reasonable stockholder's understanding of the independence or lack of independence of such proposed nominee.

Meetings of the Board of Directors

        For the fiscal year ended December 31, 2014, there were seven meetings of the Board. Each of the directors attended, in person or by telephone, more than 75% of the meetings of the Board and the committees on which he served (during the period that such director served).

        Each director is expected to make reasonable efforts to attend Board meetings, meetings of committees on which he sits and the Annual Meetings of Stockholders. At the 2014 Annual Meeting of Stockholders, eight out of ten directors were in attendance.

        Our independent directors also hold executive sessions at which only independent directors are present in connection with regularly scheduled Board meetings. Our independent directors held five executive sessions in 2014.

Code of Conduct

        We have adopted a Code of Conduct that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Conduct is available on our website at www.sfxii.com/sfx-code-of-conduct. We intend to post on our website any amendments to, or waivers from, the Code of Conduct to the extent they apply to our Chief Executive Officer, our Chief Financial Officer or any of our directors.

Certain Relationships and Related Party Transactions

        Our Code of Conduct prohibits our directors, officers and employees from entering into transactions that present actual or potential conflicts of interests. A conflict of interest can arise when an individual's private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can also arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

        Directors and officers of the Company must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Board of Directors, or any committee of the Board of Directors that may be designated from time to time for such purpose. Employees who are not also officers of the Company must seek determinations and prior authorizations or approvals from the Chief Financial Officer or any other person designated by the Board of Directors from time to time for such purpose.

        Our Nominating and Corporate Governance Committee is responsible for reviewing and approving certain transactions between the Company and persons or entities that are deemed "related persons" under applicable SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). From time to time, our Board has formed special committees of all independent disinterested directors to consider related party transactions specifically involving Mr. Sillerman and/or entities with which he is affiliated.

        The relationships and related person transactions described below are in addition to any compensation arrangements with our directors and executive officers, which are described in the section of this Proxy Statement entitled "Executive Compensation."

Robert F.X. Sillerman

        The Company's chief executive officer and chairman, Mr. Sillerman, beneficially owns shares, in the aggregate, representing approximately 40.3% of the Company's outstanding capital stock as of December 4, 2015.

        On September 24, 2014, the Company issued in a private placement an aggregate principal amount of $10,000,000 of the Company's 9.625% notes due in 2019 (the "Sillerman Notes") to Sillerman Investment Company III, LLC ("Sillerman Investment"), an entity controlled by Mr. Sillerman. The Sillerman Notes were issued under the same indenture as the Company's existing 9.625% notes due in 2019 that were issued on February 4, 2014, and September 24, 2014.

        On June 17, 2015, the Company entered into a securities purchase agreement with Sillerman Investment and two additional purchasers unaffiliated with the Company, pursuant to which the Company sold 1,037,345 shares of common stock to Sillerman Investment for consideration of $5,000,000.

        In June 2015, Sillerman Investment made two payments on behalf of the Company in connection with certain of the Company's financial obligations to third-parties. On June 4, 2015, Sillerman Investment paid $1,000,000 to the sellers of React Presents, Inc., as an advance of the earnout payments owed to them by the Company under the applicable acquisition agreement. On June 5, 2015, Sillerman Investment paid $1,000,000 to ID&T BVBA to cover certain expenses of the Tomorrowland and TomorrowWorld festivals, which the Company is obligated to fund under its agreement with its partners in these festivals. Additionally, in September 2015, Sillerman Investment made two payments on behalf of the Company in connection with additional earnout obligations of the Company. On September 1, 2015, Sillerman Investment paid $1,365,000 to the sellers of SFX-Nightlife Operating LLC under the applicable acquisition agreement. On September 3, 2015, Sillerman Investment paid $2,000,000 to the sellers of React Presents, Inc. under the applicable acquisition agreement.

        On March 16, 2015, the Company entered into Amendment No. 2 to the credit agreement dated February 7, 2014, with the lenders party thereto and Barclays Bank PLC, as administrative agent, letter of credit issuer and swingline lender (the "Credit Agreement"), pursuant to which the Company was not permitted to borrow or request letters of credit under the Credit Agreement unless an amount equal to 105% of the amount of the loan or letter of credit, as applicable, was deposited into a deposit account of Sillerman Investment, that is subject to a first priority lien in favor of the administrative agent under the Credit Agreement. In connection therewith, on March 16, 2015, the Company entered into a commitment letter with Sillerman Investment, pursuant to which and subject to the terms and conditions set forth therein, Sillerman Investment committed to cash collateralize any credit extensions under the Company's credit facility in an aggregate amount of up to $31,500,000 for a period of one year, provided that Sillerman Investment, may in its sole discretion, extend such period under certain circumstances. Pursuant to the commitment letter, among other things, the Company paid Sillerman Investment a commitment fee of $630,000. In addition, the Company was required to pay Sillerman Investment a fee at a rate of 12% per annum on the amount of cash collateral actually posted, payable quarterly in arrears. The Company also agreed to pay the reasonable costs and expenses, including reasonable legal fees, of Sillerman Investment and Mr. Sillerman in connection with the negotiation and documentation of the cash collateral arrangement and related agreements. During the nine months ended September 30, 2015, Sillerman Investment contributed cash collateral of $28,650,000 into the specified collateral account. For the three and nine months ended September 30, 2015, the Company has paid $1,146,000 and $1,220,000, respectively, to Sillerman Investment. On September 17, 2015, the cash collateral was released and the commitment letter was terminated in connection with the Company's entry into an Amendment and Restatement Agreement with the lenders party thereto and Barclays Bank PLC.

        On September 17, 2015, the Company entered into a subscription agreement with Sillerman Investment pursuant to which Sillerman Investment purchased from the Company shares of Series A Preferred Stock for a purchase price of $15,000,000, and was obligated to purchase an additional $15,000,000 of Series A Preferred Stock within 30 days of the closing date. On November 2, 2015, the Company delivered notice to Sillerman Investment that its failure to purchase the additional $15,000,000 of Series A Preferred Stock by the deadline was a breach under the Series A Subscription Agreement, and demanded full payment of the $15,000,000. On November 23, 2015, Sillerman Investment purchased $5,000,000 of Series A Preferred Stock from the Company. The Company continues to evaluate all legal remedies available to enforce the Company's rights with respect to the remaining $10,000,000 owed.

MJX, LLC

        MJX, LLC ("MJX"), a company owned 100% by Mr. Sillerman, has funded certain expenses incurred by the Company's consultants and employees who were assisting in meeting with potential acquisition targets. In addition, certain employees of the Company have provided services to MJX, primarily tax and administrative in nature. Total expenses incurred by the Company for services provided by MJX for the three and nine months ended September 30, 2015 were $0 and $7,000, respectively. Total expenses incurred by the Company for services provided by MJX for the year ended December 31, 2014 were $6,000. Total expense reimbursements recorded by the Company for the three months ended September 30, 2015, and 2014 were $31,000 and $0, respectively, and for the nine months ended September 30, 2015 and 2014 were $86,000 and $0, respectively. The balance due from and to MJX as of December 31, 2014 was $271,000 and $0, respectively. The balance due from MJX was $236,000 and due to MJX was $7,000 as of September 30, 2015.

Viggle Inc.

        The Company has a shared services agreement with Viggle, Inc. ("Viggle"), a company whose chief executive officer and controlling shareholder is Mr. Sillerman. Costs incurred by the Company under the agreement during the three and the nine months ended September 30, 2015 were $216,000 and $810,000, respectively. Costs incurred by the Company for the year ended December 31, 2014 were $499,000. Total revenue recorded by the Company for the three months ended September 30, 2015 and 2014 were $18,000 and $19,000, respectively. Total revenue recorded by the Company for the nine months ended September 30, 2015 and 2014 were $59,000 and $47,000, respectively. At December 31, 2014, the balance to and from Viggle was $294,000 and $40,000, respectively. As of September 30, 2015, the balance due to and due from Viggle was $818,000 and $646,000, respectively.

        On March 10, 2014, the Company entered into a software license and service agreement with Viggle. Under the terms of the agreement, the Company paid $5,000,000 for a ten-year non-exclusive, fully paid license to exploit certain audio recognition software owned by Viggle to be used in the Company's business. Viggle is required to pay the Company a royalty equal to 50% of the net revenue paid to Viggle by third parties who license the audio recognition software. During December 2014, the Company provided certain services to Viggle for $450,000 and received certain advertising service from Viggle for $487,000.

        On January 22, 2015, the Company entered into a sales agency agreement (the "Sales Agency Agreement") with Viggle. Pursuant to the Sales Agency Agreement, the Company offered employment to approximately twenty-five Viggle employees to serve in the Company's brand partnership group. Such employees were engaged to sell the Company's services and to be the exclusive agent for the sale of Viggle services worldwide. The Company receives a sales commission equal to 25% of the net revenues arising from such sales, pursuant to the terms and conditions of the Sales Agency Agreement. For the three and nine months ended September 30, 2015, the Company recorded revenue of $180,000 and $608,000, respectively, for services provided under the Sales Agency Agreement. As of

September 30, 2015, Viggle owed the Company $606,000 under the Sales Agency Agreement. The Sales Agency Agreement was terminated on September 22, 2015.

CrowdRX, Inc.

        In March 2015, we entered into a master services agreement with CrowdRX, Inc. ("CrowdRX") for the provision of comprehensive medical and consulting services at its festivals and events. The term of the agreement is one year. Andrew N. Bazos is the principal and founder of CrowdRX and is also a director of the Company and serves as Chairman of the Company's Medical Procedure & Safety Committee. Under this agreement, CrowdRX provides baseline services, similar to those previously provided by Sports & Entertainment Physicians, for a fixed fee and additional services at agreed upon prices. For the three and nine months ended September 30, 2015 the Company incurred expenses of $264,000 and of $364,000, respectively. At September 30, 2015, the balance owed to CrowdRX was $231,000. For the year ended December 31, 2014, the Company incurred expenses of $108,000 for medical and consulting services provided by Sports & Entertainment Physicians, a company previously controlled by Dr. Bazos.

Rascoff Severance

        On February 24, 2015, we entered into a severance agreement, effective January 1, 2015, with Mr. Joseph F. Rascoff, a member of our Board of Directors and the former Chairman of our Live Entertainment operations. Pursuant to this agreement, Mr. Rascoff will receive a separation payment of $750,000 million to be paid in equal installments over a period of 25 months. Further, all options previously granted to Mr. Rascoff that had not vested as of January 1, 2015, were deemed vested and exercisable as of such date. Further, as consideration for the provision of certain consulting services to be provided by him to the Company, Mr. Rascoff was granted an option to purchase 50,000 shares of our common stock on February 24, 2015, at an exercise price of $3.70 per share (the closing price of our common stock on the date of grant).

White Oak Securities LLC

        On February 13, 2015, the Company entered into an investment banking agreement with White Oak Securities LLC ("White Oak") pursuant to which White Oak will assist the Company for a two-year period as its non-exclusive agent in connection with debt capital market transactions. Pursuant to this agreement, the Company will pay White Oak a fixed fee of $825,000. The Company paid White Oak $0 and $515,000 in the three and nine months ended September 30, 2015, respectively, as well as a subsequent payment of $103,125, and will pay the balance by making two payments totaling $206,250,000 on each of January 29, 2016 and July 29, 2016. White Oak is controlled by its managing member, Timothy J. Crowhurst, who served as an executive officer of the Company from June 2013 through June 2015. For the three and nine months ended September 30, 2015, the Company recorded an expense of $103,000 and $275,000, respectively.

Arrix Separation

        Effective October 1, 2015, Kevin Arrix resigned from his position as Executive Vice President of Global Brand Partnerships of the Company and his employment with the Company was terminated. In connection with Mr. Arrix's departure, the Company and Mr. Arrix entered into a separation agreement, dated as of September 29, 2015 (the "Separation Agreement"). Pursuant to the terms of the Separation Agreement, the Company agreed to pay to Mr. Arrix a lump sum payment of $44,000 in lieu of any severance payment or other consideration which may have become due or payable under Mr. Arrix's employment agreement as a result of his departure. As described in the Separation Agreement, Mr. Arrix has agreed to provide certain transition services to the Company, at the request of the Company until December 31, 2015. As consideration for the transition services, Mr. Arrix will be paid $44,000, which payment will be made in two installments of $22,000, the first of which was paid on October 31, 2015, and the second of which will be paid on December 31, 2015, contingent upon the satisfactory provision of the transition services. The Separation Agreement provides that of the 200,000 unvested restricted shares previously granted to Mr. Arrix under the terms of his employment agreement, 125,000 shares vested as of the termination date and the remaining 75,000 shares were deemed forfeited. In addition, the 75,000 unvested options previously granted to Mr. Arrix under the terms of his employment agreement were forfeited.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee serving at any time during 2014 were Edward Simon, Michael Meyer and John Miller. None of the Company's executive officers served during fiscal year 2014 or currently serve, and the Company anticipates that none will serve, as a member of the board of directors or compensation committee of any entity (other than the Company) that has one or more executive officers that serve on the Company's Board or the Compensation Committee.

Certain Legal Proceedings

        None of our directors or executive officers, nor any associate of such individual, is involved as a plaintiff in a legal proceeding adverse to us or any of our subsidiaries.

Procedures for Contacting Directors

        The Company has adopted a procedure by which stockholders may send communications to one or more members of the Board of Directors by writing to such director(s) or to the whole Board, care of the Corporate Secretary, SFX Entertainment, Inc., 902 Broadway, New York, NY 10010. The mailing envelope should contain a clear notation indicating that the enclosed letter is a "Board Communication" or "Director Communication." All such letters must clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

EXECUTIVE OFFICERS

Name	Age	Position
Robert F.X. Sillerman	67	Chief Executive Officer and Chairman of the Board
Richard Rosenstein	51	Chief Financial Officer, Chief Administrative Officer and Executive Vice President, Strategy and Development
Ritty van Straalen	41	Chief Executive Officer and President of Live Entertainment
Mitchell Slater	54	Vice Chairman of the Board
Sheldon Finkel	71	Chairman of Strategy and Development
Gregory Consiglio	49	Chief Executive Officer and President of Beatport
Howard J. Tytel	69	General Counsel
Robert Damon	61	Chief Accounting Officer and Senior Vice President

        Please see "Proposal 1—Election of Board of Directors" for the biographies of Messrs. Sillerman and Slater.

        RICHARD ROSENSTEIN has been our Chief Financial Officer since February 2013, Chief Administrative Officer since June 2014 and Executive Vice President, Corporate Strategy and Development since October 2012. Prior to joining the Company, Mr. Rosenstein was Vice President at Baron Capital, Inc., a money management firm, from 2007 to 2012. Before that, he was Partner at Keel Capital Management LLC, a hedge fund, from 2004 to 2007. Prior to 2004, Mr. Rosenstein was a Managing Director at The Goldman Sachs Group, Inc., where he covered media companies in equity research, co-headed Communacopia Research and served on the stock selection committee.

        RITTY VAN STRAALEN has been our Chief Executive Officer and President of Live Events since January 2015, having previously served as our Chief Operating Officer from June 2014 to January 2015. Mr. van Straalen also served as our Managing Director of Live Events since September 2013, primarily responsible for organizing live music events. Prior to joining SFX, Mr. van Straalen served as Chief Executive Officer of ID&T North America from September 2012 to May 2014. From February 2010 to September 2012, Mr. van Straalen served as Chief Executive Officer of multiple ID&T subsidiaries and was responsible for their day-to-day operations. Prior to that, Mr. van Straalen also served as Chief Operating Officer of ID&T, from May 2008 until February 2010. Mr. van Straalen joined ID&T in 2004 as Project Manager.

        SHELDON FINKEL has been our Chairman of Strategy & Development since June 2014, having previously served as our Vice Chairman from June 2013 to June 2014 and as our President from October 2012 to May 2013. He was Chairman and Chief Executive Officer of Sagebrush Gold Ltd. and its wholly owned subsidiary, Empire Sports & Entertainment Holdings Co., an entertainment company, from September 2010 until September 2011. Mr. Finkel is most known as an American boxing and music manager and promoter, having managed and promoted boxing fighters from 1980 until 2010. Mr. Finkel was selected by the Boxing Writers Association of America as manager of the year in 1990 and 1993. In June 2010, he was inducted into the Boxing Hall of Fame. From 2006 to 2010, Mr. Finkel was the President of Shelly Finkel Management Inc., a business specializing in the management of professional fighters, including world champion boxers such as Mike Tyson and Manny Pacquiao. In addition, from 2006 to 2010, Mr. Finkel handled a number of business ventures and negotiated opportunities for boxing heavyweight fighters Vitali and Wladmir Klitschko. Prior to his career in boxing, he was a music manager, producing the Watkins Glen Summer Jam concert in 1973.

        GREGORY CONSIGLIO has been Chief Executive Officer and President of Beatport since July 2015, having previously served as our President and Chief Operating Officer from January 2015 to July 2015. Until June 2015, he served as President and Chief Operating Officer of Viggle, having joined Viggle in May 2011 as Head of Business Development. From August 2006 to February 2010, Mr. Consiglio served in a variety of roles at Ticketmaster Entertainment, Inc., most recently as

Executive Vice President, Business Development where he oversaw the company's new business initiatives including online affiliate sales and marketing, online sponsorships, advertising sales, third party alliances, resale sponsorships and the creation and management of new revenue streams beyond ticketing. Mr. Consiglio also served in a variety of business development roles at America Online, Inc. over the course of seven years, primarily in its International Division, overseeing new market development and substantially expanding AOL's global footprint.

        HOWARD J. TYTEL has been our General Counsel since February 2012. He is also currently Counsel in the Corporate and Securities group of Reed Smith LLP. Mr. Tytel served as the Senior Executive Vice President, Director of Legal and Governmental Affairs and director of CKX, Inc. from February 2005 to February 2012, the Executive Vice President and Director of Legal and Governmental Affairs of FXM, Inc. from August 2000 to February 2005 and the Executive Vice President, General Counsel, Secretary and director of SFX Entertainment Inc. from December 1997 through August 2000.

        ROBERT DAMON has been our Chief Accounting Officer since February 2013. Mr. Damon was the Vice President and Corporate Controller of Katz Media Group, Inc., a leading media representation firm for radio, television and digital media clients, from 1995 until 2000, when Mr. Damon was promoted to Senior Vice President and Chief Financial Officer, a position he held until 2012. Mr. Damon was also Corporate Controller at Liberty Fabrics, Inc. from 1991 to 1995 and Senior Manager of Ernst & Young from 1983 to 1991.

 EXECUTIVE COMPENSATION

Summary Compensation Table (2014 and 2013)

        The following table sets forth information concerning cash and non-cash compensation paid to our named executive officers for 2014 and 2013.

Name and position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)(3)	Total ($)
Robert F. X. Sillerman	2014	1	—	—	—	—	—	—	$1
Chief Executive Officer	2013	1	—	9,855,520	20,430,000	—	—	—	$30,285,521
Richard Rosenstein	2014	300,000	200,000	—	912,500	—	—	—	1,412,500
Chief Financial Officer, Chief Administrative Officer and Executive VP, Strategy and Development
Ritty van Straalen (4)	2014	330,544	150,000	—	1,807,118	—	—	352,444	2,640,106
Chief Executive Officer & President, Live Events

(1)
The 2013 amounts disclosed reflect (i) the full grant-date fair value of Mr. Sillerman's grant of shares of restricted stock in April 2013 and October 2013, and (ii) the incremental fair value associated with conversion of warrants to restricted shares in April 2013 as discussed below under the caption "Additional Equity Grants." Grant-date fair value of the restricted stock awards was determined in accordance with FASB ASC Topic 718 by multiplying the number of shares of restricted stock awarded by the fair value of the Company's common stock on the date of grant. In accordance with FASB ASC Topic 718, the incremental fair value associated with the conversion of warrants to restricted stock was determined by subtracting the fair value of the original award on April 23, 2013 (the date of conversion) from the fair value of the converted award on April 23, 2013. The aggregate incremental fair value associated with this conversion was $1,000.

(2)
The 2013 amounts disclosed reflect (i) the incremental fair value associated with conversion of warrants granted to Mr. Sillerman in 2012 into stock options with substantially the same terms in April 2013 as discussed below under the caption "Additional Equity Grants" and (ii) the grant-date fair value of warrants granted to Mr. Sillerman in 2013 plus any incremental fair value associated with the conversion of such warrants into stock options. For Mr. Rosenstein and Mr. van Straalen, the amounts disclosed reflect the grant date fair value of stock options granted in 2014. The grant-date fair value of stock options was determined using the Black-Scholes model, in accordance with FASB ASC Topic 718. In accordance with FASB ASC Topic 718, the incremental fair value was determined by subtracting the fair value of the original award on the date of modification from the fair value of the modified award on the date of modification. Because the fair value of the original awards on the date of modification was equal to the fair value of the modified awards on the date of modification, the incremental fair value associated with the modification of each of these awards is $0. For additional information regarding the assumptions used in determining fair value using the Black Scholes pricing model, see Note 10, "Stock Based Compensation and Restricted Shares" to our audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(3)
The amounts in this column include the value of certain perquisites in the amount of $204,527 provided to Mr. van Straalen, including a housing allowance in the amount of $140,819 and other amounts with respect to (i) a car allowance, (ii) flight expenditures for his family to travel to the Netherlands, (iii) reimbursement of his childrens' education expenses in the United States, (iv) personal tax and accounting expenses and (v) Dutch pension and social security payments. The amounts in this column also include a one-time tax gross-up payment in the amount of $147,917 pursuant to the terms of his original secondment agreement.

(4)
Prior to June 5, 2014, Mr. van Straalen served as Managing Director of Live Events, and was promoted on June 5, 2014 to Chief Operating Officer. He was subsequently reassigned in January 2015 as the Company's Chief Executive Officer and President of Live Events.

Components of Compensation for Executive Officers

        Our Compensation Committee has the authority and responsibility to approve the compensation of our Chief Executive Officer and our other executive officers. Our Compensation Committee intends for all elements of our compensation program to work together to attract, motivate and retain the executive, managerial and professional talent needed to achieve our corporate strategy, goals and objectives, and we are committed to the principles inherent in paying for performance. As a result of this focus, the key elements of executive compensation at this time for our named executive officers are base salary (other than with respect to Mr. Sillerman) and long-term incentive awards.

        In considering appropriate levels of compensation for our executives, we take into account the extent to which existing incentives, including each executive's existing stock ownership in us and the existence or lack of any vesting provisions or restrictions on resale with respect thereto, provide a sufficient degree of economic incentive to continue our success. The Compensation Committee engaged Pearl Meyer & Partners, LLC in 2014 to provide various potential compensation related services including but not limited to assisting with the executive compensation related portions of any public filings, peer group development, long-term incentive plan design and compensation benchmarking. In addition, we consider other factors, including but not limited to:

  •
  the individual's background, training, education and experience;

  •
  the individual's role with us and the compensation paid to individuals in similar roles in the companies we consider to have characteristics similar to ours;

  •
  the market demand for specific expertise possessed by the individual;

  •
  the goals and expectations for the individual's position and his or her success in achieving these goals; and

  •
  a comparison of the individual's pay to that of other individuals within the Company with similar title, role, experience and capabilities.

Base Salary

        The Compensation Committee reviews the base salaries of the Chief Executive Officer and other executive officers and may adjust the base salaries as it deems appropriate, subject to our contractual obligations. The Compensation Committee traditionally determined, in order to promote a team-based environment and to preserve internal pay equity, that during the early stages in our development, the base salary of our senior executives should be $300,000, with the exception of Mr. Sillerman and Mitchell Slater, our Vice Chairman of the Board, who at their request, currently each receive a base salary equal to $34,000, which is the minimum salary amount required to qualify for benefits under our third-party payroll and benefits administration provider. The salaries of our other executive officers have since been adjusted to reflect the nature and responsibility of each of their respective positions and to retain a management group with a proven track record.

Annual Incentives

        While we believe that annual incentive compensation motivates executives to achieve exemplary results, we have not adopted any formal annual incentive compensation plan for our executive officers at this time. During the formative phase in our development, we believed that we should approach compensation cautiously, particularly compensation related to short-term goals. Instead, the compensation committee chose to focus on long-term incentive compensation, which most closely aligns the interests of our management team with the interests of our stockholders. The Compensation Committee has the discretion to award a bonus to any executive officer for performance during an annual performance period, but no such bonus was awarded to a named executive officer for 2014, with the exception of Messrs. Rosenstein and van Straalen, who were each entitled to receive a minimum annual bonus of $150,000 under their employment agreements.

Long-Term Incentives

        We grant long-term incentives to our executives in order to align their interests with the interests of our stockholders and focus their attention on creating long-term value. Long-term incentives are generally granted in the form of stock options, although we also granted restricted shares to Mr. Sillerman. More information about the long-term incentives is included below under the caption "Equity Incentives".

Employment Arrangements

        We have entered into employment agreements with each of our most senior executives, including our named executive officers. The employment agreements outline the terms of the employment relationship, including any potential severance benefits. We believe that the employment agreements ensure that our core group of managers will be available to us on a long-term basis.

        We entered into an employment agreement (or in the case of Mr. van Straalen, a secondment agreement) with each of (i) Mr. Sillerman, dated as of October 18, 2012 and executed January 1, 2013, for his service as our Chief Executive Officer, (ii) Mr. Rosenstein, dated October 22, 2015, for his service as our Chief Financial Officer, Chief Administrative Officer, and Executive Vice President, Corporate Strategy and Development, and (iii) Mr. van Straalen, dated April 6, 2015 but effective as of April 1, 2014, for his service as our Chief Executive Officer & President, Live Events. The term of the employment agreement for Mr. Sillerman is through November 17, 2017, the term of the employment agreement with Mr. Rosenstein is through June 30, 2019, and the term of the secondment agreement for Mr. van Straalen is through January 1, 2016, at which time Mr. van Straalen, a Dutch national residing in New York, will have the option (which he has exercised) of repatriating to the Netherlands or remaining in the United States, but in either case will then enter into an employment agreement with the Company. Such employment agreement will have a term of 39 months and will provide for the same position, salary, bonus, benefits and severance as provided in the secondment agreement.

        Mr. Sillerman is entitled to receive an annual base salary of $34,000, Mr. Rosenstein is entitled to receive an annual base salary of $400,000, and Mr. van Straalen is entitled to receive an annual base salary of $352,800. All such executives are each also eligible to receive an annual bonus in the discretion of our Compensation Committee and Messrs. Rosenstein and van Straalen receive a minimum cash bonus of $200,000 and $150,000 per annum, respectively. With respect to Mr. Rosenstein, his employment agreement provides for an annual bonus equal to the greater of (i) $200,000 in cash, and (ii) if established, a share of a bonus pool, as determined by the Chief Executive Officer on an annual basis, or his or her designee, payable in cash or shares of the Company's common stock, at the Company's election, provided that at least $100,000 of such amount will be paid in cash.

        Pursuant to his employment agreement, Mr. Sillerman received an initial grant of options to purchase 2,500,000 shares of our common stock at an exercise price of $2.00 per share, 20% of which options vested on March 1, 2012 and 20% which vest, or have vested, on January 1 of each of 2014, 2015, 2016 and 2017.

        Under his original employment agreement, Mr. Rosenstein received a fully vested option to purchase 150,000 shares of our common stock at an exercise price of $4.00 per share. Upon his promotion to Chief Financial Officer, Mr. Rosenstein received an additional option grant on February 22, 2013 to purchase 150,000 shares at an exercise price of $5.00 per share, 20% of which options vested immediately and 20% of which vest, or have vested, on December 31 of each of 2013, 2014, 2015 and 2016. Further, under his restated employment agreement, dated October 22, 2015, he received a grant of 200,000 stock options and is entitled to receive a minimum annual grant of 200,000 stock options on or before June 1 of each year. All stock options granted pursuant to the restated employment agreement will vest 25% on the date of grant, with the remaining shares vesting in three equal annual installments beginning on the first anniversary of the grant date, all subject to Mr. Rosenstein's continued employment with the Company on such dates. In addition, Mr. Rosenstein received a grant of 500,000 shares of restricted stock, of which 218,750 shares will vest on January 1, 2016, 62,500 shares will vest on July 1, 2016, and the remaining 218,750 shares will vest on January 1, 2017, all subject to Mr. Rosenstein's continued employment with the Company on such dates.

        Pursuant to his secondment agreement, in 2014 Mr. van Straalen received a grant of options to purchase 500,000 shares of our common stock at an exercise price of $5.23 per share, 20% of which options vested on the date of grant and 20% which vest, or have vested, on each of April 1, 2015, 2016, 2017 and 2018. Subsequently on October 22, 2015, Mr. van Straalen's secondment agreement was amended to provide him with a grant of 300,000 shares of restricted stock, of which 100,000 shares will vest on June 1, 2016, 100,000 shares will vest on the first anniversary of the grant date, and the remaining 100,000 shares will vest on the second anniversary of the grant date, all subject to Mr. van Straalen's continued employment with the Company on such dates. Mr. van Straalen also received a grant of 500,000 stock options, which vested 25% on the date of grant, with the remaining options vesting in three equal annual installments beginning on the first anniversary of the grant date, all subject to Mr. van Straalen's continued employment with the Company on such dates.

        Under their agreements, Messrs. Sillerman, Rosenstein and van Straalen are entitled to participate in benefits offered by us for similarly situated employees, six weeks of vacation time per calendar year in the case of Mr. Sillerman, and five weeks of vacation time per calendar year in the cases of Messrs. Rosenstein and van Straalen.

        Messrs. Sillerman's employment agreement contains restrictive covenants with respect to non-competition, non-solicitation of customers and employees and non-disparagement (each of which remains in effect during the term of employment and for one year thereafter), and a restrictive covenant with respect to non-disclosure of confidential information (which remains in effect during the term of employment and at all times thereafter). Pursuant to our employment agreement with Mr. Sillerman, he is required to devote his time, attention, energy, knowledge, best professional efforts and skills to the duties assigned to him by us, but he is permitted to pursue other professional endeavors and investments that do not violate the terms of his employment agreement, including non-competition covenants. Mr. Sillerman is expressly permitted to engage in certain endeavors and investments which are listed in his employment agreement, and we believe that none of these endeavors or investments currently compete with us. Any other professional endeavors to be performed by Mr. Sillerman are subject to prior approval of our Board of Directors.

        Mr. van Straalen initially moved to the United States under a secondment agreement in connection with our acquisition of 100% of the ownership interests in the worldwide business of ID&T NewHolding B.V., a company organized under the laws of the Netherlands. As part of his amended and restated secondment agreement, dated April 6, 2015, we agreed to pay for certain items on behalf of Mr. van Straalen in connection with his stay in the United States, including paying for social insurance and pension costs in the Netherlands, tax and legal advisors in the United States, a car allowance and certain moving and family education expenses. Mr. van Straalen will also be subject to an ordinary income tax equalization plan (and in certain events as specified in the agreement, a capital gains tax equalization plan) in order to mitigate any disadvantage to Mr. van Straalen with respect to his ordinary income taxes (or capital gains taxes) as a result of his residence in the United States. Further, during his time spent working for us in the United States, Mr. van Straalen will receive a housing allowance of $16,225 per month.

Equity Incentives

        The majority of our equity incentive compensation is granted in the form of stock options. Because an option will not have value unless the market price of our common stock increases, we believe that granting stock options is an effective method of motivating our executive officers and other key employees to manage our Company in a manner that is consistent with our long-term interests and those of our stockholders. In addition, we have made certain grants of restricted shares to Mr. Sillerman in recognition of his extraordinary service to the Company, and to retain his services.

        We grant option awards to our executive officers and key employees as sign-on grants, based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. However, we do not rely on a formula for the granting of awards to individual executives or employees. The number of options awarded from year to year by our Compensation Committee, on a going forward basis, may vary up or down from prior year awards based on the level of an individual executive officer's contribution to us in a particular year, determined in part on the recommendation of our Chief Executive Officer. Factors to be considered by the Compensation Committee include past grants to the individual, total compensation level (relative to other executives and relative to market data), contributions to our success during the last completed fiscal year, potential for contributions in the future, and as a component of competitive total compensation based on market data. In August 2014, we issued options to purchase an aggregate of approximately 2.1 million shares of our common stock, all with an exercise price of $7.07 per share, to approximately 350 employees. These options were issued as incentive based compensation for employee service in 2013. We have not issued incentive-based compensation for employee service in 2014 on a company-wide basis.

Additional Equity Grants

        In addition to the grants made to Mr. Sillerman in connection with our formation, we have issued Mr. Sillerman certain awards of options and restricted shares in recognition of our performance under his leadership, his individual performance achievements, including with respect to our acquisitions, providing structuring advice, guaranteeing borrowings under a prior term loan facility, and supporting our capital raising activities, and to encourage his retention with us, including through our transition to a public company.

        Mr. Sillerman was issued warrants to purchase our common stock in 2012 and 2013. The December 2012 warrant grants were issued to Mr. Sillerman in connection with the issuance to him of a $7.0 million principal amount promissory note and as consideration for entering into a back-stop agreement pursuant to which he agreed to purchase the entire amount of the notes offered but not subscribed for by certain of our other stockholders. The February 2013 warrant grants were issued to Mr. Sillerman as consideration for his agreement to guaranty our obligations under our future credit facility. The March 2013 warrant grant was also issued to Mr. Sillerman as consideration for providing the aforementioned guaranty.

        The below chart provides the date of issue of each warrant to Mr. Sillerman, the number of shares that may be purchased under each warrant, and the exercise price per share of each warrant.

Date of Grant	Warrants	Exercise Price Per Share
December 31, 2012	700,000	$5.00
December 31, 2012	700,000	$7.50
December 31, 2012	700,000	$10.00
December 31, 2012	100,000	$0.01
February 11, 2013	500,000	$5.00
February 11, 2013	750,000	$7.50
February 11, 2013	1,000,000	$10.00
March 12, 2013	5,000,000	$5.00

        On April 23, 2013, an independent committee of our Board of Directors agreed that the previous issuances of warrants should be exchanged for and reclassified as compensatory options to be issued under the 2013 Supplemental Equity Compensation Plan because Mr. Sillerman was providing, pursuant to his employment agreement with us, financing support to us when the warrants were first issued. The warrants described in the above chart were exchanged for options representing the same number of underlying shares at the same exercise price per share, with the exception of the December 31, 2012 grant of 100,000 warrants with an exercise price of $0.01 per share, which was exchanged for 100,000 shares of restricted common stock. In addition, 1,000,000 shares of common stock previously issued to Mr. Sillerman were exchanged for 1,000,000 shares of restricted stock. The replacement equity awards all provide for three year cliff vesting based on the date of the original issuance of the warrants and shares of common stock.

        On August 31, 2013, an independent committee of our Board of Directors recommended that Mr. Sillerman receive an additional 233,000 shares of restricted stock in connection with services provided with respect to the amendment to the term loan facility, including extending his personal guarantee of an additional $10.5 million under the facility. On September 6, 2013, our Board of Directors approved the grant of these shares of restricted stock under the 2013 Supplemental Equity Compensation Plan. These shares of restricted stock were issued on October 15, 2013 following the closing of our initial public offering. Each of the option grants and restricted stock grants to Mr. Sillerman vest on the third anniversary of each grant or upon a change in control, subject to Mr. Sillerman's continued employment with us through such date. The options and restricted stock are also subject to accelerated vesting under certain conditions pursuant to the terms of Mr. Sillerman's employment agreement, as more fully discussed below under the caption "Potential Payments Upon Terminations of Employment or Following a Change in Control."

        In addition to the options granted to Messrs. Rosenstein and van Straalen pursuant to their agreements and detailed in "Employment Arrangements" above, during their service as an executive officer, each such individual received an option grant in August 2014 during the Company's bonus review period for performance in 2013. Specifically, (i) Mr. Rosenstein received an option grant on August 27, 2014 to purchase 250,000 shares of our common stock at an exercise price of $7.07 per share, 25% of which options vested on the date of grant and 25% which vest, or have vested, on each of August 27, 2015, 2016, and 2017, and (ii) Mr. van Straalen received an option grant on August 27, 2014 to purchase 100,000 shares of our common stock at an exercise price of $7.07 per share, 25% of which options vested on the date of grant and 25% which vest, or have vested, on each of August 27, 2015, 2016, and 2017.

        Certain option grants made to Mr. Sillerman in connection with our formation and the option grants to our other named executives were made pursuant to our 2013 Equity Compensation Plan, as more fully discussed below under the caption "2013 Equity Compensation Plan." The additional option and restricted stock grants made to Mr. Sillerman during 2013, including the grants relating to the conversion of warrants to stock options, were made pursuant to our 2013 Supplemental Equity Compensation Plan. The terms of this plan are substantially similar to those of our 2013 Equity Compensation Plan.

2013 Equity Compensation Plan

        Our stock-based employee compensation plan, the 2013 Equity Compensation Plan, as amended (the "2013 Plan"), was approved by our Board of Directors, and ratified by stockholders. The 2013 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, restricted stock, and restricted stock units to our employees, directors and consultants and our parent and subsidiary corporations' employees and consultants. We regard the 2013 Plan as a key retention tool. Retention serves as a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award.

        Because of the direct relationship between the value of an option and the market price of our common stock, we believe that granting stock options is a superb method of motivating our employees to manage our Company in a manner that is consistent with the interests of our Company and our stockholders. The exercise price of options granted under the 2013 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal to at least 110% of the fair market value of our common stock on the grant date. Subject to the provisions of the 2013 Plan, the Compensation Committee determines the term of all other options. After the termination of service of an employee, director or consultant not for cause, he or she may exercise his or her vested options for either 90 days, one year, or the full term of the option, depending on the terms set forth in his or her award agreement or employment agreement. If termination was for cause, all of the employee's unvested options will terminate as of the termination date. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. However, in no event may an option be exercised later than the expiration of its term. Restricted stock and restricted stock units may be granted under the 2013 Plan and vest in accordance with terms and conditions established by the Compensation Committee.

        On June 5, 2015, our shareholders ratified an amendment to the 2013 Plan which increased the number of shares of our common stock reserved for issuance by 2,000,000 shares from 18,000,000 shares to 20,000,000 shares. As of December 4, 2015, approximately 1,400,000 shares of our common stock were available for future awards to be issued under the 2013 Plan.

Outstanding Equity Awards at December 31, 2014

        The following table includes certain information with respect to all equity awards that were outstanding as of December 31, 2014 for our named executive officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock Unvested (#)		Market Value of Shares of Stock Unvested ($)(13)
Robert F.X. Sillerman	1,000,000	(1)	1,500,000	(1)	$2.00	3/1/2022	100,000	(10)	$453,000
	—		700,000	(2)	$5.00	12/31/2019	1,000,000	(11)	$4,530,000
	—		700,000	(2)	$7.50	12/31/2019	233,000	(12)	$1,055,490
	—		700,000	(2)	$10.00	12/31/2019
	—		500,000	(3)	$5.00	2/11/2020
	—		750,000	(3)	$7.50	2/11/2020
	—		1,000,000	(3)	$10.00	2/11/2020
	—		5,000,000	(4)	$5.00	3/12/2020
Richard Rosenstein	150,000		—		$4.00	10/2/2022
	90,000	(5)	60,000	(5)	$5.00	2/22/2023
	62,500	(6)	187,500	(6)	$7.07	8/27/2024
Ritty van Straalen	66,667	(7)	33,333	(7)	$9.23	11/8/2023
	25,000	(8)	75,500	(8)	$7.07	8/27/2024
	100,000	(9)	400,000	(9)	$5.23	10/30/2024

(1)
Of these options granted on March 1, 2012, 500,000 vested immediately and the remaining 2,000,000 vest in four equal installments on January 1 of each year starting January 1, 2014.

(2)
These options were originally granted as warrants and were subsequently exchanged for options with substantially the same terms on April 23, 2013 as discussed above under the caption "Additional Equity Grants." The original grant date of these awards was December 31, 2012, and they vest in full on December 31, 2015.

(3)
These options were originally granted as warrants and were subsequently exchanged for options with substantially the same terms on April 23, 2013 as discussed above under the caption "Additional Equity Grants." The original grant date of these awards was February 11, 2013, and they vest in full on February 11, 2016.

(4)
These options were originally granted as warrants and were subsequently exchanged for an option with substantially the same terms on April 23, 2013 as discussed above under the caption "Additional Equity Grants." The original grant date of this award was March 12, 2013, and they vest in full on March 12, 2016.

(5)
Of these options granted on February 22, 2013, 30,000 vested immediately and the remaining 120,000 vest in four equal installments on December 31 of each year starting December 31, 2013.

(6)
Of these options granted on August 27, 2014, 62,500 vested immediately and the remaining 187,500 vest in three equal installments on August 27, 2015, 2016, and 2017.

(7)
Of these options granted on November 8, 2013, 33,334 vested immediately and the remaining 66,666 vest in equal installments on June 19, 2014 and June 19, 2015.

(8)
Of these options granted on August 27, 2014, 25,000 vested immediately and the remaining 75,000 vest in three equal installments on August 27, 2015, 2016, and 2017.

(9)
Of these options granted on October 30, 2014, 100,000 vested immediately and the remaining 400,000 vest in four equal installments on April 1, 2015, 2016, 2017 and 2018.

(10)
These shares were originally granted as warrants and were subsequently exchanged for 100,000 shares of restricted common stock on April 23, 2013 as discussed above under the caption "Additional Equity Grants." The original grant date of this award was December 31, 2012, and the shares vest in full on December 31, 2015.

(11)
These shares were originally granted on February 11, 2013 as fully vested shares and were subsequently exchanged for 1,000,000 shares of restricted common stock on April 23, 2013, as discussed above under the caption "Additional Equity Grants." The shares vest in full on February 11, 2016.

(12)
The shares were granted on October 15, 2013 and vest in full on October 15, 2016.

(13)
The market value of the shares listed in this column is based on the closing price of a share of our common stock on December 31, 2014, which was $4.53.

Potential Payments Upon Terminations of Employment or Following a Change in Control

        The employment agreement with Mr. Sillerman provides that, upon a termination of Mr. Sillerman's employment with us (i) by us without "cause," (ii) by Mr. Sillerman due to "constructive termination without cause," (iii) in the event of a "change of control" of the Company or (iv) resulting from the death or disability of Mr. Sillerman, subject to his execution of a release of claims, we shall make a payment to Mr. Sillerman (or his estate, as applicable) in the amount of $5.0 million, plus a payment equal to a pro-rated annual bonus based on Mr. Sillerman's prior year's bonus, if any, and we must pay costs associated with Mr. Sillerman's health and dental benefits for a period of 12 months following such termination. In addition, upon such a termination, or upon our election not to renew Mr. Sillerman's employment at the end of his term, all previously issued but unvested stock options and restricted stock issued to Mr. Sillerman shall vest.

        The employment agreement with Mr. Rosenstein provides that, upon a termination of Mr. Rosenstein employment with us (i) by us without "cause," (ii) by Mr. Rosenstein due to Constructive Termination without Cause , or (iii) resulting from the death or disability of Mr. Rosenstein, we shall make a severance payment to Mr. Rosenstein (or his estate, as applicable), subject to his execution of a release of claims, in the amount equal to 12 months of his base salary plus a payment equal to the greater of (1) Mr. Rosenstein's prior year's bonus or (2) $200,000. In addition, upon such a termination, all previously issued but unvested restricted stock and stock options issued to Mr. Rosenstein shall accelerate. Under the employment agreement with Mr. Rosenstein, we must also pay costs, subject to his execution of a release of claims, associated with Mr. Rosenstein's health and dental benefits for a period of two months following his termination without cause, due to constructive termination without cause, or death.

        The amended and restated secondment agreement with Mr. van Straalen provides that, upon a termination of Mr. van Straalen's employment with us (i) by us without "cause," (ii) in the event we decline to offer Mr. van Straalen employment in accordance with the terms and conditions of his amended and restated secondment agreement following the expiration of Mr. van Straalen's secondment term or (iii) by Mr. van Straalen for "good reason," we shall make a severance payment to Mr. van Straalen, subject to his execution of a release of claims, in the amount equal to (x) 12 months of his then-current annual salary, (y) plus an additional amount equal to his monthly salary for each full calendar year of his employment with us or our affiliates starting on January 1, 2015, (z) plus an additional amount equal to the sum of his annual bonus and one-twelfth of such annual bonus for each full calendar year of his employment with us or our affiliates starting on January 1, 2015. In addition, upon such a termination, all previously issued but unvested restricted stock and stock options issued to Mr. Rosenstein shall accelerate. Further, upon the termination of Mr. van Straalen's employment due to his death or disability, Mr. van Straalen (or his estate, as applicable) shall receive a payment from us equal to six months of his then-current annual salary plus 50% of his annual bonus for the prior year, subject to Mr. van Straalen or his estate, as applicable, executing a release of claims.

Director Compensation—Year Ended December 31, 2014

Name	Fees earned or paid in cash(1)	Stock awards(2)	Option awards	Total
D. Geoffrey Armstrong	$98,000	—	—	$98,000
Dr. Andrew N. Bazos	$85,000	—	—	$85,000
Jared Cohen	$50,405	$26,195	—	$76,600
Pasquale Manocchia	$82,000	—	—	$82,000
Michael Meyer	$83,000	—	—	$83,000
John Miller	$95,000	—	—	$95,000
Edward Simon	$92,000	—	—	$92,000

(1)
Represents the amounts of all fees earned and paid in cash for services as a director in 2014. Our director compensation program is described in more detail below. For Mr. Cohen, this represents the amount he received for his services as a director prior to his resignation on November 20, 2014.

(2)
Represents the grant date fair value determined in accordance with FASB ASC Topic 718 for option awards granted to our non-employee directors and share awards granted to non-employee directors as a portion of the quarterly board fees.

        Our non-employee directors held the following outstanding share awards and option awards as of December 31, 2014:

Name	Outstanding stock awards	Outstanding option awards
D. Geoffrey Armstrong	—	125,000
Dr. Andrew N. Bazos	1,875	125,000
Jared Cohen(1)	6,335	175,000
Pasquale Manocchia	—	175,000
Michael Meyer	—	175,000
John Miller	—	125,000
Edward Simon	—	125,000

(1)
Mr. Cohen resigned from the board of directors on November 20, 2014.

        Effective as of December 18, 2012, our board of directors approved a compensation program pursuant to which we provide the following compensation to our non-employee directors:

  •
  quarterly payments of $18,750, half of which may be taken in the form of our common stock;

  •
  $1,000 for attendance at committee meetings;

  •
  quarterly fees of $2,500 for chairmanship of each of the Compensation Committee and the Nominating and Corporate Governance Committee and $5,000 for chairmanship of the Audit Committee; and

  •
  initial grants of stock options to purchase 125,000 shares of common stock, having an exercise price of $4.00 per share. The options vest as follows: 31,250 options at the time of grant and in three equal installments of 31,250 options on the next three anniversaries of the initial grant date. In 2013, our Board of Directors revised the director compensation program so that Mr. Cohen and Mr. Meyer would receive options to purchase 175,000 shares of common stock, having an exercise price of $10.00 per share and Mr. Manocchia would receive an option to purchase 175,000 shares of our common stock at $9.03 per share. These options vest as follows: 43,750 options at the time of grant and in three equal installments of 43,750 options on the next three anniversaries of the initial grant date, subject to continued service on the Board of Directors on such dates.

        We reimburse each non-employee director for out-of-pocket expenses incurred in connection with attending our Board and committee meetings. From time to time, our Board of Directors may appoint a special committee of independent directors to consider certain actions and the members of such committee generally receive compensation approved by the Board of Directors for their service on such committee.

EQUITY COMPENSATION PLAN INFORMATION

        The table below sets forth information with respect to shares of common stock that may be issued under our equity compensation plans as of December 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (C)
Equity Plans Approved by Security Holders(1)	27,382,288	$5.98	1,268,323

(1)
Includes options issued under our (i) 2013 Plan and (ii) 2013 Supplemental Equity Compensation Plan. These plans provide for the grant of incentive stock options, nonstatutory stock options, restricted stock, and restricted stock units to our employees, directors and consultants and our parent and subsidiary corporations' employees and consultants.

 SECURITY OWNERSHIP

        The following table sets forth, as of December 4, 2015, information with respect to the beneficial ownership of our common stock by:

  •
  each person known to us to be the beneficial owner of more than 5% of SFX's common stock;

  •
  each of SFX's directors and director nominees;

  •
  each of the individuals included in the Summary Compensation Table; and

  •
  all of SFX's current directors and executive officers as a group.

        The number of shares beneficially owned by each person, director, director nominee, or named executive officer is determined under rules of the SEC; this information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares for which the individual has sole or shared voting power or investment power and also any shares with respect to which the person has the right to acquire sole or shared voting or investment power on or before February 2, 2016 (60 days after December 4, 2015) through the exercise of any stock option, warrant or other right. Unless we indicate otherwise, each person has sole investment and/or voting power (or shares such powers with his or her spouse) with respect to the class of shares set forth in the following table. Unless otherwise indicated, the address of each person or entity listed below is the Company's principal executive office.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Total(1)
Robert F. X. Sillerman(2)	41,436,818	40.3%
D. Geoff Armstrong(3)	485,000	*
Andrew Bazos(4)	126,875	*
Pasquale Manocchia(5)	131,250	*
Michael Meyer(6)	131,250	*
John Miller(7)	233,000	*
Joseph Rascoff(8)	1,525,000	1.5%
Edward Simon(9)	125,000	*
Mitchell Slater(10)	3,200,000	3.2%
Richard Rosenstein(11)	1,515,000	1.5%
Ritty van Straalen(12)	846,487	*
Frank E. Barnes III(13)	0	*
Timothy H. Bishop(14)	0	*
All Directors and Executive Officers as a Group (15 persons)	53,951,013	49.3%

*
Signifies less than 1%

(1)
Based on 98,739,055 shares outstanding at December 4, 2015. In calculating the percentage of ownership, all shares of common stock of which the identified person or group has the right to acquire beneficial ownership on or before January 2, 2016, are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by that person or group. These shares are not, however, deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.

(2)
Includes 4,100,000 shares subject to stock options held by Mr. Sillerman that are exercisable on or before January 2, 2016 and 34,635,818 shares held directly by Mr. Sillerman or indirectly through investment vehicles in which he is the manager. Also includes 2,701,000 shares that are the subject of certain nominee agreements with various stockholders of the Company (including, but not limited to, a partnership controlled by Mr. Sillerman), which nominee agreements name Mr. Sillerman as nominee with respect to such shares and give him the exclusive right to (i) vote or abstain from voting such shares and (ii) make any and all dispositions with respect to such shares.

(3)
Includes (i) exercisable options to purchase 125,000 shares and (ii) 360,000 shares of the Company's common stock.

(4)
Includes (i) exercisable options to purchase 125,000 shares and (ii) 1,875 shares of the Company's common stock.

(5)
Includes exercisable options to purchase 131,250 shares.

(6)
Includes exercisable options to purchase 131,250 shares.

(7)
Includes (i) exercisable options to purchase 125,000 shares and (ii) 108,000 shares subject to a nominee agreement naming Mr. Sillerman as nominee with respect to such shares.

(8)
Includes exercisable options to purchase 1,525,000 shares.

(9)
Includes exercisable options to purchase 125,000 shares.

(10)
Includes (i) exercisable options to purchase 1,000,000 shares and (ii) 2,200,000 shares of the Company's common stock.

(11)
Includes (i) exercisable options to purchase 415,000 shares and (ii) 1,100,000 shares of the Company's common stock.

(12)
Includes (i) exercisable options to purchase 475,000 shares and (ii) 371,487 shares of the Company's common stock.

(13)
Mr. Barnes is a director nominee and is not currently on the Board of Directors of the Company.

(14)
Mr. Bishop is a director nominee and is not currently on the Board of Directors of the Company.

        The nominee agreements described above may be terminated upon the earlier of (i) two business days after delivery by the stockholder to Mr. Sillerman, as nominee (the "Nominee"), of written notice to terminate the agreement or (ii) two business days after delivery by the Nominee to the stockholder of the Nominee's written notice of resignation as a nominee. In the event that a nominee agreement is terminated, voting and dispositive power with respect to these shares will immediately revert back to the stockholder.

        As of December 4, 2015, we know of no persons, other than those listed above, who beneficially own, as determined under rules of the SEC, more than 5% of our outstanding shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by the SEC's regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of such forms received by it, the Company believes that during fiscal year 2014, all reports of ownership and changes in ownership applicable to its executive officers, directors and ten-percent stockholders were filed on a timely basis.

Audit Committee Report

        Our Audit Committee consists of Messrs. Armstrong, Meyer and Miller. Mr. Armstrong serves as the chairperson of the Audit Committee. Our Board of Directors has determined that Messrs. Armstrong, Meyer and Miller each qualify as an "audit committee financial expert," as such term is defined in Item 407(d) of Regulation S-K.

        Management is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements and the Company's internal control over financial reporting. The independent registered public accounting firm of Ernst & Young LLP is responsible for performing an independent audit of the Company's consolidated financial statements. Under the guidance of a written charter adopted by the Board, the purpose of the audit committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the registered public accounting firm.

        In this context, the Audit Committee reports as follows:

          1.     The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2014;

          2.     The Audit Committee also discussed with the Company's independent registered public accounting firm matters related to the conduct of the audit of the Company's financial statements and all items required by the standards of the Public Company Accounting Oversight Board (the "PCAOB"), including the Statement on Auditing Standards, No. 16, "Communications with Audit Committees," which includes, among other items, matters related to the conduct of the audit of the Company's financial statements.

          3.     The Audit Committee also has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm's communications with the Audit Committee concerning independence, and has discussed with such firm its independence;

          4.     The Audit Committee also has considered whether the provision by Ernst & Young LLP of non-audit services to the Company is compatible with maintaining Ernst & Young LLP's independence; and

          5.     The Audit Committee also has instructed the registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company's audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Audit Committee
Michael Meyer
John Miller
Geoff Armstrong, Chairperson

        The foregoing report of the Audit Committee shall not be deemed filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, nor shall such report be incorporated by reference by any general statement incorporating by reference this Proxy Statement or future filings into any filing under such Acts except to the extent that the Company specifically incorporates such report by reference.

Audit and Non-Audit Fees

        The table set forth below lists the fees billed to the Company by Ernst & Young LLP for audit services rendered in connection with the audits of our consolidated financial statements for the years ended December 31, 2014 and 2013, and fees billed for other services rendered by Ernst & Young LLP during these periods.

Description	2014	2013
Audit fees	6,036,608	6,285,255
Audit related fees	539,312	2,643,063
Tax fees	336,143	274,875
All other fees	—	69,161
Total	6,912,063	9,272,354

        Audit fees include the financial statement audit, quarterly reviews, initial public offering, as well as financial statement audits required by statute for our foreign subsidiaries. Audit-related fees primarily include audit and due diligence procedures performed in connection with acquisitions. Tax fees primarily consist of federal, state, local and international tax planning and compliance. All other fees primarily consist of miscellaneous services. The Audit Committee considered, in consultation with management and the independent registered public accounting firm, whether the provision of these services is compatible with maintaining the independence of Ernst & Young LLP.

        Pursuant to the terms of its charter, the Audit Committee pre-approves all audit and permitted non-audit and tax services that may be provided by the Company's independent auditors or other registered public accounting firms, and establish policies and procedures for the committee's pre-approval of permitted services by the Company's independent auditors or other registered public accounting firms on an on-going basis.

 PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

        Upon the recommendation of our Audit Committee, the Board of Directors has appointed BDO USA LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015. Although the selection of the Company's auditor does not require ratification from our stockholders, the Board has directed that the appointment of BDO USA LLP be submitted to stockholders for ratification due to the significance of their appointment to the Company. A representative of BDO USA LLP is expected to be present at the Annual Meeting. Such representative will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions from stockholders.

Votes Required To Approve Proposal 2

        The number of votes cast "FOR" the proposal must exceed the number of votes cast in opposition of the proposal, provided a quorum is present.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS, UPON THE RECOMMENDATION OF THE AUDIT COMMITTEE, RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF BDO USA LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" RATIFICATION OF BDO USA LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS THE STOCKHOLDER SPECIFIES A CONTRARY VOTE.

OTHER INFORMATION

Attending the Annual Meeting

        The Annual Meeting will take place at Greenberg Traurig, LLP, located in the MetLife Building, 200 Park Avenue, New York, NY 10166, on Monday, December 28, 2015, at 3:00 p.m., Eastern Time. If you have questions about attending the Annual Meeting, please contact Investor Relations by phone at (646) 561-6400.

Stockholder Proposals

        The Company's Bylaws provide that advance notice of a stockholder's proposal must be delivered to the Secretary of the Company at the Company's principal executive offices not less than ninety days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting, or, if such meeting is announced later than the ninetieth (90th) day prior to the date of such meeting, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made.

        A stockholder submitting a proposal pursuant to our Bylaws (outside of Rule 14a-8 of the Exchange Act), must provide: (A) the name and address of such person (including, if applicable, the name and address that appear on the Company's books and records); and (B) the class or series and number of shares of the Company that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such person, except that such person shall in all events be deemed to beneficially own any shares of any class or series of the Company as to which such person has a right to acquire beneficial ownership at any time in the future. In addition, each person must provide information relating to his or her derivative and short positions in the Company's securities, as set out in the Company's Bylaws.

        Furthermore, a stockholder submitting a proposal pursuant to our Bylaws (outside of Rule 14a-8 of the Exchange Act) must provide, as to each item of business that the stockholder proposes to bring before the annual meeting: (A) a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of the stockholder, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the proposing stockholders or (y) between or among any proposing stockholder and any other record or beneficial holder of the shares of any class or series of the Company (including their names) in connection with the proposal of such business by such stockholder.

        A copy of the full text of the provisions of the Company's Bylaws dealing with stockholder proposals is available to stockholders from the Secretary of the Company upon written request and an electronic copy of which is available at the SEC's website located at www.sec.gov. For business or nominations intended to be brought to the 2016 Annual Meeting of Stockholders, the notice deadline is no later than September 29, 2016, and no earlier than August 30, 2016. Stockholder proposals or director nominations submitted after this date may not be presented at the 2016 Annual Meeting of Stockholders.

        Under the rules of the SEC, stockholders who wish to submit proposals for inclusion in the Proxy Statement for the 2016 Annual Meeting of Stockholders must submit such proposals to the Company by August 12, 2016, in compliance with the requirements of Rule 14a-8 of the Exchange Act. Please address such proposals to: Corporate Secretary, SFX Entertainment, Inc., 902 Broadway, New York, NY 10010.

Expenses and Solicitation

        All expenses in connection with this solicitation will be borne by the Company. In addition to the use of the mail, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding shares in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

Householding of Proxy Materials

        In some cases, only one copy of this Proxy Statement and our 2014 Annual Report is being delivered to multiple stockholders sharing an address. However, this delivery method, called "householding," is not being used if the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our 2014 Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. If, at any time, you would like to receive a separate copy of our Proxy Statement and our 2014 Annual Report, we will promptly send you an additional copy upon written or oral request directed to Secretary, at our offices located at 902 Broadway, New York, NY 10010.

Other Business

        The Board knows of no business that will be presented for consideration at the meeting other than those items stated above. If any other business should come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the Named Proxies. The final results of the balloting at the 2014 Annual Meeting will appear in the Company's Current Report on Form 8-K within four business days of the meeting.

This Proxy Statement and the Company's 2014 Annual Report are available online at:

http://www.cstproxy.com/sfxii/2015

ANNUAL REPORT AND OTHER SEC FILINGS

        Our 2014 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K are available on our corporate website http://sfxii.com under the "Investor Relations" tab. These and other SEC filings, including this Proxy Statement, are also available on the SEC's website at www.sec.gov. The Company will provide, without charge, to each person being solicited by this Proxy Statement, on the written request or telephone call of any such person, a copy of the Annual Report on Form 10-K for the year ended December 31, 2014 (as filed with the SEC), including the financial statements and schedules thereto. All such requests should be directed to Investor Relations, SFX Entertainment, Inc., 902 Broadway, New York, NY 10010, or by calling (646) 561-6400.

 YOUR VOTE IS IMPORTANT!

        You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions by mail. Please see the instructions on the proxy card and/or voting instruction card accompanying this Proxy Statement. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. SFX ENTERTAINMENT, INC. 2015 Annual Meeting of Stockholders Monday December 28, 2015 3:00 p.m., Eastern Time This Proxy is Solicited On Behalf Of The Board Of Directors FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED Please mark your votes like this PROXY THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS 1 AND 2. 1. To elect the nominees listed below to hold office until the 2016 Annual Meeting of Stockholders and until their successors are elected and qualified. NOMINEES: 01 Robert F.X. Sillerman 02 Frank E. Barnes III 03 Dr. Andrew Bazos 04 Timothy H. Bishop 05 Pasquale Manocchia 06 Michael Meyer 07 John Miller 08 Mitchell Slater THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES IN ITEM l, AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN ITEM 2. THE NAMED PROXIES ARE AUTHORIZED TO VOTE, IN ACCORDANCE WITH THEIR JUDGMENT, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF. FOR FOR FOR FOR FOR FOR FOR FOR WITHHOLD AUTHORITY WITHHOLD AUTHORITY WITHHOLD AUTHORITY WITHHOLD AUTHORITY WITHHOLD AUTHORITY WITHHOLD AUTHORITY WITHHOLD AUTHORITY WITHHOLD AUTHORITY Check here if you plan to attend the meeting COMPANY ID: PROXY NUMBER: FOR AGAINST ABSTAIN 2. To ratify the appointment of BDO USA LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 ACCOUNT NUMBER: Signature Signature Date , 2015. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.. X Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held December 28, 2015 The Proxy Statement and the 2014 Annual Report to Stockholders are available at http://www.cstproxy.com/sfxii/2015 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY CARD SFX ENTERTAINMENT, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MONDAY, DECEMBER 28, 2015 The undersigned hereby: (a) acknowledges receipt of the Notice of AnnualMeetingof Stockholders of SFX Entertainment, Inc. (the “Company”) to be held on Monday, December 28, 2015, at 3:00 p.m., Eastern Time, at Greenberg Traurig, LLP, located in the MetLife Building, 200 Park Avenue, New York, NY 10166, and the Proxy Statement in connection therewith, each dated December 11, 2015; (b) appoints Robert F.X. Sillerman and Howard Tytel and each of them with power of substitution, as the Named Proxies; (c) authorizes the Named Proxies to represent and vote, as designated hereon, all of the shares of Common Stock of the Company, held of record by the undersigned as of the close of business October 30, 2015, at such Annual Meeting and at any adjournment(s) thereof; and (d) revokes any proxies heretofore given. PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE (Continued, and to be marked, dated and signed, on the other side) SEE REVERSE SIDE